Exhibit 99.1

Fathom Holdings Inc.
Q3 2020 Earnings Conference Call
Wednesday, November 11, 2020, 5:00 PM Eastern

CORPORATE PARTICIPANTS Josh Harley - Founder, Chief Executive Officer Marco Fregenal - President, Chief Financial Officer Roger Pondel - Investor Relations

1

PRESENTATION

Operator

Good afternoon, and welcome to Fathom Holdings’ Third Quarter 2020 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing "*" key followed by "0." After today’s presentation, there will be an opportunity to ask questions. Please note, this event is being recorded.

I would now like to turn the conference over to Roger Pondel, Investor Relations for Fathom Holdings. Please go ahead sir.

Roger Pondel

Thank you, Chad. Hi everyone, I am Roger Pondel with Pondel Wilkinson, Fathom’s Investor Relations firm and it’s my pleasure to introduce the company’s Founder and CEO, Josh Harley, and Fathom’s President and CFO, Marco Fregenal.

But before I turn things over to Josh, I want to remind all listeners that today’s call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous conditions, many of which are beyond the company’s control, including adding new capabilities and the ability to reduce costs and drive sustainable growth, as well as those set forth in the Risk Factors section of Fathom’s registration statement for its initial public offering, as was filed with the SEC, and copies of which are available on the SEC’s website at www.sec.gov, along with other company filings made with the SEC made from time to time. As a result, actual results could differ materially from those included in the forward-looking statements. Fathom undertakes no obligation to update any forward-looking statements after today’s call, except as required by law.

Please also note that during this call management will be discussing adjusted EBITDA, a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure is included in today's press release, which is now posted on the company's website.

With that, I’m happy to turn things over to Josh Harley. Josh?

Josh Harley

Thank you, Roger, and thank you to everyone who’s joined the call. I see several investors who I’ve come to know and truly value over the last few months, so, thank you for placing your faith in Fathom and, of course, for your continued interest.

Well, as you know, today is Veterans Day and yesterday was my Marine Corps Day, so, a little biased there. To all of us who’ve served our great country, thank you for your service. As a Marine Corps Veteran, I can fully appreciate your service and your sacrifice. So thank you and God bless.

I want to take a moment also to thank our agents and our employees for your continued dedication to truly serving and placing others first. I notice for those few listening outside of the company that this may sound strange or altruistic, but I can’t stress enough the importance that this plays in the success of our business and of course in our company’s culture. So, thank you for placing your trust in us and of course choosing to be a part of our Fathom family. You know, we often hear agents say that they joined to earn more commission, but they stay for the culture, and I can’t even begin to tell you how much that means to me.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

2

Today, I’m excited to share our awesome third quarter results with revenue growth of 74%, we beat estimates by over 100%. And I believe this clearly shows our model works, especially in light of the craziness surrounding the pandemic. But as horrible as COVID is, it continues to prove that our company was built to defend against times like these. You know, we’ve been very busy since our last call, adding bench strength, entering new markets, and making plans to add service that should give Fathom agents a stronger competitive advantage while of course increasing our revenue per transaction.

Now as I mentioned earlier, our impressive third quarter performance included high double-digit revenue growth of 74%, adjusted EBITDA profitability, and solid improvements in all of our key metrics, including agent count, real estate transactions, and revenue per transaction. Now Marco will review the numbers in more detail with you in a moment, but I want to point out that by the time our IPO closed and funded, we were only public for the last half of the third quarter. So, our quarter growth did not really benefit from the funds we raised. Now I think it’s fair to say that we nailed this quarter, right? While still operating on a bootstrap budget and spending an incredible amount of time on IPO road shows.

And needless to say, we were burning I won’t say literally, but figuratively burning the candle at both ends. But we strive…on good, obviously thrive on good challenges and will continue to work hard and just hard in growing our business. Now I love that I can say proudly that we came in with the second highest revenue increase of all publicly traded residential real estate brokerages, again, without having the benefit of being flush with cash yet. I think it’s important to set proper expectations. I can just hear people say already, like you raised over $30 million and what’s taking you so long. While yes, we now have money in the bank, we do believe it will take some time to effectively and strategically put those funds to work. With that said, I’m looking forward to showing you what we can do with it.

For those of you who are not familiar with Fathom, I’ll spend just a few minutes talking about why we’re a different kind of real estate brokerage, and why we believe that we’re disruptive in this industry. For those of you who already know us, I apologize in advance for making you sit through this, but I’ll keep it short, I promise.

Now like others, Fathom is a full-service residential real estate brokerage. But those are a dime a dozen. In fact, there are around 86,000 brokerages across the United States. Unlike others, however, we leverage an innovative platform-as-a-service model, which is powered by our proprietary cloud-based technology called IntelliAgent.

Our technology platform allows us to operate virtually, while providing our agents with all of the major functions that they would otherwise get from a traditional brick-and-mortar company. Not only does our technology aid our agents, it also allows Fathom to streamline and automate our operations and significantly reduce our costs and personnel requirements. As a result, we are able to charge a fraction of what other brokerages charge their agents, putting more money in our agents’ pockets to help them reinvest in their business. This also gives us a faster path to profitability than many of our competitors, who are charging monthly fees and large commission splits.

So, we recently added new talent to our Fathom family to continue solidifying our market position. We created a new position of Chief Technology Officer of IntelliAgent. Grady Ligon, who has more than a decade of real estate technology experience, joined us in August to further develop our platform as a fully integrated real estate search, transaction, technology and communication hub. We’re excited about the advantages that IntelliAgent creates, including attracting new agents and helping them become more productive, while adding more robust technology to further reduce costs and improve our operational efficiency. Now I want to reiterate that the previous point about increasing agent productivity through improvements in our technology. Now our focus is not just in adding more agents, but also in developing more productive agents. I believe we can accomplish that by providing more tools that help our agents get in front of more buyers and sellers, as well as reduce the amount of time required to manage the transaction process. In time, we also intend to generate real estate leads for our agents, which in turn will help Fathom further increase our revenue per transaction.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

3

Now one of the unique things about Fathom is that we offer a small flat-fee commission structure to our agents, versus a large percentage split that our competition charges their agents. Our model allows agents to make more money and reinvest those dollars into their marketing efforts to grow their sales. And as you can imagine, this makes us highly attractive to agents. In fact, we saw a 38% growth in agent count in Q3 year-over-year, during a pandemic ending the quarter with over 5,000 agents. Our low fee model attracts more agents to our platform, generating more transactions that we can then capture for future potential services such as title, mortgage, insurance, and so on.

Now as I mentioned earlier, we often hear agents say that they joined Fathom to earn more commission, but they stay for the culture. While I don’t want to make too much out of our Glassdoor rating, it does validate this feedback. Our almost perfect Glassdoor rating of 4.9 puts us at the very top of all large residential real estate brokerages and helps with recruiting retention efforts. Although this is just one example that shines a light on our culture of service, I am very proud of what we’re creating.

I’m also proud that we have one of the lowest agent attrition rates in the industry at just 1.5% per month. You know, Glassdoor is nice, but if you want a true representation of whether agents are happy, agent attrition rate is the best indicator. We might see that number increase a little when or if we make a large brokerage acquisition simply because, it takes time to bring their level of agent service and satisfaction up to our level, but with time, I feel confident that we will continue to maintain an industry-leading number.

To further drive agent recruitment and retention, we also recently added a Vice President of Recruiting, and promoted a 10-year Fathom veteran to Vice President of broker operations. As Vice President of Recruiting, Russell Laggan is now responsible for the day-to-day operations of our agent growth initiative, known as 'Talent Acquisition' and Russell and his team are working to share our value proposition with agents across the country who would benefit in affiliating with Fathom. Given his expertise, he’s also acting as a business coach, sales manager, and of course subject matter expert on the topic of recruiting and attracting agents. He’s been absolutely fantastic for our company; we are very pleased to have him.

As Vice President of Broker Operations, DeJane Kerr, who’s been with us for 10 years, will provide support to our growing network of agents, including onboarding and training. She is an amazing leader and I am proud that we were able to promote her to this role. She is absolutely fantastic.

Adding new agents is not only a function of recruiting, but also entering new geographic markets. Most recently, we launched operations in Oklahoma and West Virginia, increasing our reach to 26 States and 112 local markets. Our virtual software-driven model, which I described earlier, is highly scalable, allowing us to quickly expand to new markets at a very low cost. I think that’s key. This will serve us well as we continue to expand across all 50 States and of course Canada as well. Now West Virginia represented an acqui-hire of a great leader who was running a very small operation. She helped us open the State and we’ve already begun recruiting and helping her grow that market. Oklahoma is a little bit different. It was a licensing play to pre-open the market, so that once we hire the right leader, we can hit the ground running in that State. We are currently innovating leaders in Oklahoma. So, if you know someone you think is strong, please send them our way, we are actively interviewing right now.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

4

Now during the third quarter, our cost to acquire one agent was $920, making our break-even each agent less than what we generate on just their first sale. And that’s a tremendous claim to be able to make. I also want to reiterate that the lifetime value of an agent is over $18,000 to us, and the ratio of that lifetime value to our cost of agent acquisition is over 20 times. As we get bigger, we expect our cost per agent to improve even further, however, in the near term we do expect this number to increase as we develop additional resources and investments to help drive our growth. But again, at 20 times LTV to CAC, I think we’ve got a little bit of room to grow.

Now, before I get off my soapbox and turn the call over to Marco, I do want to discuss our recent announcement about the planned acquisition of Verus Title. For those of you who’ve followed us since our IPO, entering the title business and signing a definitive agreement for acquisition should not come as a surprise. During our road show, we said we were looking to add title service to Fathom via acquisition, and I’m a big believer in doing what we say we are going to do, and we are doing just that. I’m even more proud of that fact that we were able to do in four months what should have taken six to nine months. And that’s something to brag about, you know, if I was the bragging kind, of course.

Now Verus is a small but growing and very profitable company. Their technology focus matches ours. Their virtual model matches ours. Importantly, our core beliefs of service leadership are aligned as well. Verus will continue to be managed by its current team, led by its founder and CEO, Paul Yurashevich, who will report directly to our President and CFO, Marco Fregenal. I was immediately impressed by Paul and his team. Paul is an excellent leader, and like me, Paul is driven to win and has a strong passion for serving others. I admire Paul and I’m proud to have him on our team as well.

I don’t want to take your time today by repeating what was already in the press release, so I’ll stick to a few salient points. Verus Title currently operates in 19 States and is based closed their home office in North Carolina. Our plan is to roll them out across all of our Fathom markets, focusing first on title States. I firmly believe that our experience and resources should be able to help them reach that goal. Now it was our goal to acquire a title company that has reach and licensing in many of the current markets, but we didn’t want to pay for size. So this was a very strategic acquisition. And so, I make sure I clarify that, as we knew that we could leverage our size to scale them up quickly. This kept the acquisition cost low, ultimately leaving more funds available for us for additional future acquisitions and growth initiatives.

Additionally, we plan to work with our software developers to find new ways to further streamline Verus’ operations and services, as well as provide more value to our clients and our agents and of course, our shareholders.

Now, one question I’ve seen a few times already is if they are different, they are non or rather than a traditional title company in that they contract our underwriting portion. The first, I want to say that it’s a misconception to assume that all title companies do the underwriting. Verus operates the same as every other title agency in that they operate as an agency, they operate as an agent, not as an underwriter. In general, for title, we have agencies and we have a few large underwriters that they all work with. Then you may have a few underwriters who also operate as wholly owned agency, such as Fidelity National Title Group, who has local Fidelity title agencies. Again, Verus operates as an agency with a relationship with many of the largest underwriters to include Fidelity National Title Group, First Americans Title among others. Part of the value that I want to point out, part of the value that Verus brings to the market is that they have relationships with various underwriters and aren’t beholding to just one. So, if one doesn’t want to ensure the transaction, Verus can underwrite it through another. That makes it much more compatible with agents, the four agents.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

5

Now another thing everyone going to be asking about is the attach rate, and I can certainly appreciate that. Obviously, we can’t give you predictions of what we think it will be, but I will try to add a little color here. As you look at other brokerages and their attach rate for title, you’ll find numbers all over the place. For example real estate companies that are operating with franchise generally have a much lower attach rate for many reasons. Now, I could talk for an hour about attach, but I’ll spare you the psychology and resulting poor execution. We’ve studied the market, and also reviewed research conducted by industry analysts, and we believe that with our model and by not operating as a franchise, we’ll be able to enjoy a much higher attach rate than many of our competitors. Again though, I’m not ready to identify what that is.

Everything we do is in support of our agents, so the addition of title services should give them additional and significant competitive advantage, providing them with tools that help make the home buying and selling process even easier for clients.

Now Marco will provide more color later, but since the transaction has not closed, there’s not too much more that we can say at this point. We do believe that adding title services will help increase our revenue per transaction in a meaningful way. And I think that’s the key takeaway. We are focused right now on identifying new areas of opportunity, which could include mortgage, insurance, lead sales to Fathom and non-Fathom agents, as well as additional technology. Everything we explore is designed to bring more value to our agents, increase our revenue per transaction, and shorten out path to profitability.

So, with that not so short opening, I will like, get off my soapbox. It’s my pleasure to introduce Fathom's President and Chief Financial Officer, Marco Fregenal. Marco, it's all yours, buddy.

Marco Fregenal

Thank you, Josh. Let me start with a brief review of our third quarter results. As Josh indicated earlier, revenues grew 74% year-over-year for Q3, to $55.9 million from $32.1 million of the previous year. This increase was primarily driven by growth in transactions and average revenue per transaction, supported by a strong residential real estate market and continued rising home prices.

GAAP net loss for the quarter narrowed to $184,000, or a loss of $0.02 per share, compared with a GAAP net loss of $239,000, or $0.02 per share, for the same period last year. Adjusted EBITDA, a non-GAAP measure, increased to $5,800 for Q3, versus adjusted EBITDA loss of $170,000 for last year’s third quarter. Profitability decreased on a sequential basis, resulting principally from investments we made in driving for future growth and the costs associated with being a public company.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

6

I remind everyone that Q3 was the first quarter that we are public company. As planned, G&A expenses increased to $2.9 million compared with $1.9 million for Q3 of 2019. This increase was primarily due to an increase in expenses related to being a public company and an increase in growth-related expenses. However, the increase demonstrates the scalability of our model, as G&A expenses decreased to 5.2% of revenue from 6% of revenue in Q3 of 2019.

Our marketing expenses increased to $217,000 from $55,000 in Q3 of 2019. And this is mostly due to an increase in our talent acquisition team and an increase in advertising. We closed nearly 8,100 real estate transactions this quarter, a 56% increase from last year. Transactions grew 38% sequentially. Average revenue per transaction increased 12% to almost $6,900 from about $6,200 for last year’s third quarter.

Q3 average home prices increased to approximately $272,000 from $247,000. We saw rising home prices in more mature markets, as well as our newer markets. Our agent network grew to 5,026 agents, up 38% from 3,629 agents a year ago.

Now, regarding seasonality in the real estate market, I’ll remind you that home sales often follow a bell curve. For example, nationwide, Q4 and Q1 will likely always have significantly fewer sales than Q2 and Q3. However, when a business is growing as quick as we are, the bell curve is turned on its axis, which can create the appearance that there’s little or no growth between Q3 and Q4, when in reality, we are, in fact, outpacing the normal seasonal decrease.

Moving on to our acquisition announcement of last week, I’ll provide some additional color on the Verus Title transaction. We plan to acquire Verus for about $1.7 million, including approximately $700,000 in cash and approximately $1 million in Fathom Holdings common stock, $90,000 of the cash portion of the purchase price will be held back at closing to settle any working capital adjustments. We do expect the transaction to close before the end of the year, subject to customary closing conditions. When complete, Verus will become a wholly owned subsidiary of Fathom Holdings.

While we’re not providing additional details about Verus’ financials yet, we do expect this acquisition to be immediately accretive. Verus is a small but growing company, and it’s currently profitable.

To help you put this acquisition into context, hypothetically with above 5,000 total closing transactions per year, we could add about $2 million of EBIT. If closing transactions grow to 10,000, we could add about $4 million of EBIT, and with about 25,000 title transactions, we could see in the EBIT number in excess of $12.5 million. Hopefully, this gives you a view of the potential profitability of this business. To be clear, these are hypothetical forward-looking statements and year-to-date Verus has completed just over 900 transactions.

Now, as Josh has indicated, we’re very excited about adding title as a critical service to our agents that can add to their toolbox, making them, and Fathom, even more attractive in the eyes of home buyers and sellers.

We’re continuing to experience a strong residential real estate market, as well as an improvement in the U.S. unemployment rate, and hopefully a calming of our nation following the election. With many variables related to the pandemic and potentially new political policies, as well as a host of unpredictable economic factors, can still pose a high level of uncertainty over the near-term. For those reasons, as well as many other, as many other public traders have done, we’re not providing specific financial guidance.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

7

With that said, we believe that by all measures, our third quarter results are fantastic. With a much stronger balance sheet and additional resources to fuel our growth, we look forward to the future with excitement and optimism. The entire Fathom team again deserves our thanks and praise for their hard work and dedication for making Fathom the incredible company it is.

With that, I’ll turn back to Josh.

Josh Harley

Thank you, Marco, you actually…they definitely deserve that. As you can probably tell by my excitement, we are moving ahead at full steam. With the resources provided to us through our successful IPO, our balance sheet is solid. We plan to put it to work strategically by continuing to expand our agent base both in existing markets and the new ones.

We’ve already begun to vertically integrate, as we said we would, and look forward to identifying additional opportunities to make Fathom even stronger, whether that be through adding ancillary services, enhancing our technology platform, or finding new ways to increase agent productivity, it’s all about leveraging the high efficient model we’ve built, to generate sustained future growth.

Now let’s open the call to questions. Operator?

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session. To ask a question, you may press "*", then "1" on your telephone keypad. If you're using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press "*", then "2." We please ask you to limit yourself to one question and one follow-up. If you have additional questions, you may reenter the question queue.

And the first question will come from Tom White with DA Davidson. Please go ahead.

Tom White

Hi guys. Thanks for taking my question. Just a high-level one for me. It seems like the pandemic is accelerating some of the digital transformation trends in the residential real estate market. Sometimes when technology disrupts an industry, you can see spreads compress like, for example, in the industry that I work in, institutional brokerage, that's happened over the last several years. Just curious whether you think that this kind of pick up in disruption that we're seeing in the residential real estate space at the moment, is this a catalyst that maybe finally starts to compress spreads in your industry? And curious what you think that means for your business, if that happens.

Josh Harley

I think it's a fantastic question. Thank you so much. First of all, the answer is no. I know it's a very short answer. But let me just adjust it this way, technology is advancing even faster in real estate because of the pandemic. It didn't…. have changed things it’s just speeding up how fast those things change. The main changes that we've seen is not really compression in, for example, commissions, but really how fast a transaction can happen, right? We've moved to a lot of virtual showings. So instead of a buyer getting in the car and going and seeing 20 homes over a weekend, God forbid, but it does happen.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

8

But 20 homes over a weekend, now they can look at half those homes using much higher level technology, virtual tours and so forth to say, you know what, that holds up like that for me, I don't want to expose my family to COVID. So, I’m going to look at 10 homes or five homes instead. So, technology has done a great job at making the process easier for the agents and the consumer. And it has really, in some ways sped up the actual transaction process, the buying process, even the closing process. But I haven't seen it create a compression on commissions.

Now, if that were to happen, there's two things. First of all, there's two ways to look at the market is compression on the number of sales, where we're actually seeing an increase in sales. Now, of course, we're starting to see a decline in mortgages because of a lot of things being marketed that will adjust better I can. But what we're seeing though is, let's say for example, the market took a downturn.

So let's say, there's 20 percent fewer homes to be sold. In that scenario that could actually benefit Fathom because of our model. So, what happens when an agent is currently paying a 70-30 split with another brokerage, if they were to move over to Fathom, even though they closed 20% fewer homes, and paying before they're on a 70-30 split, they move into Fathom. Now they’re paying $450 per transaction. Even though they closed 20% fewer homes, they still make 8% more income.

So even if there is a compression on the market, right? There are fewer homes and so forth, that could actually benefit Fathom and help us grow even faster. Because, again, there's only two ways to make more money, right? Increase your sales or decrease your costs. And during the pandemic, during economic downturn, it's hard to increase your sales. The only other option is decreasing your costs, and that's where Fathom shines.

Tom White

Great, thanks. And maybe I'll try and slip in one more if I could, also sort of another high level one, but curious whether you're seeing any signs that the pandemic may be a catalyst that causes some of the large bricks-and-mortar incumbent brokerages to sort of finally disrupt themselves and maybe try to more aggressively adapt elements of a model that looks like yours or other maybe virtually operated brokerages. Any view on that?

Josh Harley

Yes, I love that question, because actually just gave a…gave a talk on that very subject. One of the changes that that should have come from this is the elimination of offices, right? We've been operating virtually for the last…over 10 years, almost going on 11 years now. And yet, during this pandemic, companies have been scrambling to figure out how to do what we've been doing for so long. And so, it's actually even in normal times, a lot of these traditional brokers who charge $100 per month, 70-30 right? $3500 per transaction, they're making so much money from their agents and yet they can't pay their bills.

And usually the reason for that big piece of that is their office cost, their offices’ use the biggest expense. I wish it was marketing. I wish it was agent recruiting, but it's not, it's their offices. And I think that in this…with this, we're starting to see more brokers realize, you know what? Agents can operate from home. They don't need to come into office. In fact, the National Association of Realtors has proven this for years. It showed that that only about 1% or 2% of all clients walk into, find a realtor by walking into a real-estate office.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

9

71% of our clients find the agent through their agent’s relationship to the agent’s marketing. So offices are unnecessary. So, if agents…if these brokerages want to survive, even with even regardless of this pandemic, if they want to survive, they need to limit their offices. I think that this pandemic has really helped them start to quickly almost force them to figure out the technology, even if they were opposed to it or pushing it off, because they were confused by it. It's forcing them to embrace it. What's interesting about that though, is that if they do that, if they limit their offices, some of our competitors who have that same traditional splits and are virtual and match their big claim to being different the big differentiator, that differentiation goes away.

Right, suddenly, if Kelmans dropped all of their offices, Kelmans is a fantastic company, if they dropped all of their offices, EXP has no real differentiator anymore, right? Things like that. So, I do believe, by the way, both companies are great, I don't mean to dismiss them in any way, I think they're fantastic companies. But if Kelmans did that, or any of these other big companies did that, a lot of the differentiation goes away. And I think COVID, the pandemic, is proving that out.

Tom White

Great. Thanks for the color. I appreciate it.

Operator

The next question will come from Darren Aftahi with Roth Capital Partners. Please go ahead.

Darren Aftahi

Hi guys, good afternoon. Thanks for taking my questions. Congrats on the quarter. I guess, first one from me, in a normal world, Marco, to your commentary about a seasonal drop off in the fourth quarter, I guess we're not sort of living in a normal world right now. So, given that, could you possibly shed some light? And I know you don't want to give guidance on just what you're seeing quarter-to-date, in your bigger markets. And as that strong man you saw in the third quarter kind of spilling over into the fourth?

Marco Fregenal

Hi Darren. Thank you. So I think when you look at Q3 with a 74% growth, and I think every real estate company had similar experiences, right? Part of the Q3 growth is related to some growth that came from Q2 that got delayed, right? So, I think we have to pay attention to that. And there is seasonality to that. So, typically Q4, there's a reduction in Q4 compared to Q3.

Having said that, this is a great year, right? And so, there's no question that 2020 will go down in history as one of the greatest years. So, we're not seeing that seasonality decrease, like you typically see in the previous year. So, there'll be some, but it will not be as drastic as previous years. I think that's the best thing we can possibly say, in terms of that. So, I think we can look back in previous year, see what that number looks like. And I think we can look at this year for us.

Now other companies may say some different percentage numbers. But for us, we are seeing that decrease from Q4 to Q3 thus far, and it was too early into Q4, it's not going to be similar to previous years, right? Because of this delay issue with the pandemic. Having said that, we are still very much affected by supply, right? And supply of homes still is still an issue in the country, even though I think we've seen a reduction in new mortgages applications. We still have a low interest rate, but let's not misunderstand in terms of the numbers, in terms of supply, right? And so, but I think again, to compare Q4 this year, looking back at Q4 of last year, we believe the decrease is going to be a lower than last year.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

10

Darren Aftahi

Got it. That's helpful. So, on the transactions in a platform consummated in the quarter, is there a way to duplicate what was kind in mature 10 full markets for you guys versus perhaps newer markets?

Marco Fregenal

Yes, that's a great question. We've continued to grow rapidly. And so, the challenges what is a new market, right? And so, Josh and I look at these numbers all the time, and we're trying to…is that…is 25 agents with no market, 50 agents and no market, 100 agents, no market. So, we don't really look at that yet. Having said that, we did have in our history of our company, a greater number of markets that hit what we like to call number 58. We see that when a market hits around 50 agents, then they start seeing an even more increasing rate. So we did see a greater number of markets hitting 50 agents. And I think that as we go forward, that's probably a number that we're going to share. So we give some sort of flavor to our growth. But that's the magic number that we've seen in our history is that 50 number.

Darren Aftahi

Great. And if I could just squeeze one more in. Josh, I think you mentioned an acqui-hire in West Virginia. I'm just kind of curious. Just a thought, or we kind to talk to investors a lot about what is the general thought process about acqui-hires as you try and ramp from sort of roughly half the U.S. in terms of presence to all 50 states?

Josh Harley

Sure, I appreciate the question. It's a great question. So, when we're looking at expanding, obviously we can look to hire one agent, I'm sorry, one manager. And then slowly, they add one agent, then two, then four, then five, and just the growth is slow. On the far other side of that, we can do an actual acquisition, acquiring an office, that has 30 or 50 agents. In that scenario, there's a lot more cost to that.

And then sometimes we find a small operation that has five or six agents, they're just getting their company off the ground. They want to do what Fathom is already doing, they learn about us, like, that's what I want to build and I'd rather do that with this company. They may already have 10, 15 agents, or it could be a team, they're running…. currently running a team. They're very successful, and they want to go to the next level of being a brokerage.

And so in that case, what's nice is that you're not having to make, "acquisition," you're not paying 10s of thousands or hundreds of thousands of dollars to acquire agents. They are really, you're hiring this person, and they bring a group of 10 or 15 agents with them. In this case, that's what happened. We met her, she's fantastic, she's a great leader, we're really proud to have her and she brought agents with her. So that's what we mean by aqui-hire.

Darren Aftahi

Great. Thank you.

Operator

Once again, if you have a question, please press "*", then "1".

Next question will come from Greg Kitt with Pinnacle Fund. Please go ahead.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

11

Greg Kitt

Hi Josh and Marco. Thank you very much for taking my questions. And congratulations on a great quarter.

Josh Harley

Thank you.

Marco Fregenal

Thank you.

Greg Kitt

First question is just on agent recruiting spend. I'm recalling that you spent $1.4 million on agent recruiting in 2019. And I appreciate you pointing out that 20 times LTV to CAC, which is outstanding. And you provided some commentary about putting plans in place to use these proceeds from the $30 million that you raised from your IPO. And one of those…one of those uses of proceeds would be agent recruiting spend or investment. Can you please help us understand Russell Laggan, you hire…you outlined was a new hire to help build out the team? Is he an important part of building out that strategy to come up with your plans that you want to put in place to increase your agent recruiting investment? And what are the barriers to you getting that done? And is that something that you think you are able to finish by the end of this year or is that something that might take longer?

Josh Harley

Yes, I think it's a fantastic question. Now first of all, with Russ, he's a great hire. I'm very excited to have him, but he's not detrimental to us to accomplish that. We were only doing that before we brought him in. He just really helps to take that to the next level. But we're executing already, bring him in. And we're hoping to continue to build that team rather, we've already made some additional hires around him as well, additional recruiters. And so, we have got a great place, but recruiting is not the only way we grow. I just wanted to point out first. It is piece of our growth. Another piece of our growth that is very important is to agent referrals. In fact about 35% to 40% of our growth is from agents referring other agents, so that’s a big part of our strategy as well and part of that comes down to how you serve your agents, right? How you love on them, how you serve them, how you make them feel like they’re part of the family. And so all these strategies are very important to us being able to achieve our ultimate strategy.

Recruiting a team is very important because, as we open the brand new market with a brand new leader, they are just learning the Fathom story themselves and learning how to pitch the story, tell the story and so the recruiting team can come up behind them and help feed leads to them, as they….they are making phone calls as well. So, there is one person making phone calls, she has got two or three people making phone calls getting Fathom introduced to more people helps feed that market faster.

As well as more mature markets, now, they are really focused more on the newer markets but they still do help us in the mature markets as well, you know, where we need help, where we see big opportunities. Like say for example, we hear about a brokerage that may be shuttering or they’re struggling financially. We will pull over our recruiters together, so okay, here’s a group of agents who are about to…have been forced to find a broker, now he’s having a little bit of fun with that. Russ is a great acquisition, a great hire, but he’s not vital to what we are doing but I do think I am very excited to have him. So I don’t to…. hopefully he is not listening, no, no, we are not bragging about him. We actually love him.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

12

So again, the other piece that direction learning and we weren’t doing before is PR. So, Wendy Forsythe, we hired her. She is another fantastic hire. She is coming with some ideas that we never really knew how to execute on, that’s with the public relations PR getting us, get us in finance.

I tend to be very humble and modest and I don’t like to be in front of people if I don’t have to, and jump on their head kind of work and she is going about pulling me out of my shell and making me, you know, give interviews and speak in front of people and things like that. And so, we already…we don’t know what our lives going to be of those PR initiatives. However, we’re already starting to see a lot of opportunities come out of this. So, we know it is going to be very successful and that’s because of her and because of that hire. So obviously, hiring the right people is going to improve every one of our growth initiatives. What it really comes down to is execution. It’s more than just one person that takes the whole team and we are very blessed to have a really strong team.

Greg Kitt

Thank you. So it sounds like if I’m understanding correctly…it sounds like a lot of your agent growth has been through the traditional recruiting channel that you have been employing for multiple years and then referrals, but investors that own your stock today haven’t yet seen the growth, the agent growth from your early incremental agent recruiting investment that’s getting deployed as we speak now and so that’s will show up in the coming months.

Josh Harley

Yes, I will actually add some color to that because that’s a fantastic question and I think a lot of people, you know immediately say, oh gosh! They raised all this money, they’re loaded, not quite, but we’ve got the money to be able to do a lot of great things now but it takes time, right? It takes time to actually spend that money, to put together new initiatives, actually spend the money in it. And so, we have it in. If you look at our balance sheet, we have almost the money there outside of paying for D&O and paying off a loan, I mean it is all there.

So, we have got a lot of great opportunities, things that we are working on currently, but it takes time. And so I want people to know when they know that you have got the funds to be able to invest it does take time. You are not going to see instant gratification. And like you alluded to, even from the time we start having a conversation with a new agent, it takes time for them to decide to come over. Once they are ready come over, we can onboard them in the same day, right? Most case or, or the next day. So, it is very, very quick, but the conversation takes time to get them to get off the fence and make that move.

So, all of this can take some time, but we are excited about having the opportunity. We are excited about all the investors who put their faith in us, because now we have the funds to be able to execute all the things we wanted to be able to execute on as well as acquisitions of small, medium, even large brokerages. Those conversations are happening and I am excited that we can even have those conversations now.

Greg Kitt

Thank you for treating investors’ capital with respect, because I think one of the fastest ways to lose investor interest is to treat your wallet like there is a hole in it and you’ve just got to go out and spend the money. So, I appreciate you being responsible with the cash that you raise.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

13

Josh Harley

Marco, you can cancel all those pool table orders.

Greg Kitt

I am glad I said that. And the…that would never happen, trust me. On agent retention, so I am understanding that agent recruiting investment was historically somewhat constrained by your balance sheet and your removing that governor with calculated investment going forward. On your Q2 earnings call, you highlighted that your agent attrition is half of the industry average and that…and you reiterated today that a lot of agents come to Fathoms for the commission structure by stay for your company culture. I noticed that agents can now receive stock as part of their commission rather than just cash. Do you think that agents are going to align themselves to Fathom by choosing to receive some of their commission dollars in Fathom stock rather than cash and how do you think about the effect that enabling agents to become Fathom shareholders will have on agent acquisition retention?

Josh Harley

I think it is a great question again. So first one, right now, the answer is no because we are not allowing agents to buy stock in lieu of commissions, although that is something we have considered and will continue to consider. But part of the reason why people do that is because they need to raise funds. It is about raise funds from their agents. One of our competitors, that’s how they were funded for the first five years of being public. You know they are no OTC so they never have option, but the agents funded them through exchanging their commissions for stock and that really won for a lot of agents there. Their stock has really grown since then, so kudos for them.

It is something we have considered, we will continue to consider but right now, we don’t need to do that and if we do that it is purely to benefit the agents, not because it is something, we need to do to help raise additional funds. With that said, we do give agents stock for every agent they refer and for every sale they close, and that makes every agent a shareholder and we do believe that that will help keep agents with our company as stock…the stock we give them comes with three year vesting, so they may all want to walk with it because they see our stock, in the last several months go up 100%. They are excited, right? So they don’t want to make a move because they believe in the company and they get to see firsthand that we actually live and do what we say but you guys get to hear of safe ends, but they get to live it.

They know that we actually do what we say what we are going to do and so they have a little bit of insider, right? They know, they have experienced it, but part of the reason we did that also is because it shows the agents that we really value them. We recognize that all of our transactional revenue comes from our agents, and we recognize that 35% or 40% of our growth comes from our agents referring other agents and we will let them know that not only do we say thank you, we show it through our actions and by giving them that stock to be able to reward them. And so, we have to get them excited and more importantly, it really helps them feel like they are part of the company, like they are owners in the company and that does nothing but good things.

Greg Kitt

Thank you, Josh. I have two more quick ones. I was…I am aware of the hire of Grady Ligon and I looked at his background and I was highly impressed to see that he was the Chief Information Officer at Berkshire Hathaway HomeServices. Can you quickly touch on why Grady chose to join Fathom and what he saw as the opportunity here?

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

14

Josh Harley

I want to be very careful not to put words in his mouth. We had a lot of conversations and one of the things about being an insider of this really big organization is you see, you see that there is time for change, right? I had a chance to listen to everyone of the inner earnings calls for other competitors and the fact that competitors are getting excited about 2% growth. I never want to be that person that gets excited about 2% growth. And I think he was from a position, he saw that there are opportunities to swap this industry, there’s opportunities to change, there is opportunities through new models, through technology and he wanted to be part of that. He wanted to be part of something that’s going to actually revolutionize the industry. Certain things we talked about I said I can’t pay as much as you were making before. He is like, "That’s okay, I want to be part of something that’s going to change industry," and that’s something he was excited about. And we're excited to have him because he comes with a significant amount of knowledge, knowledge that we have been gaining over the years. But he's got a decade of it. He's got connections that we didn't have, he's able to get things done quicker, because he, he has those connections and that knowledge and that experience. And so, just an amazing guy. He's in Houston right now. He's actually moving up to our Dallas market. And we're, we're very pleased, because yes, his, his resume is legit. But more importantly, he is the real deal.

Greg Kitt

It's really exciting. And just last comment, or last question for me, was around Verus title. I heard you saying that you're not ready to talk about an attach rate. But Marco, I appreciated the commentary. I wanted to make sure that I heard you correctly. If you were generating revenue from 25,000 title transactions, did I hear you correctly state that, that would be $12.5 million dollars of EBIT?

Marco Fregenal

That's correct. Yes, and that's based on I think we talked earlier, that title is different pricing in every state, right? And there's a difference in terms of pricing, where there is a title state versus an attorney state. So that's a blender rate. But that is correct, the 25,000 closings, we do believe we can see EBIT of over $12.5 million.

Greg Kitt

But that that would be really exciting. Clearly, there's seasonality in your business, but you did an annualized 32,000 transactions in this quarter. And I don't think anybody would, would encourage investors to look at this as an annualized quarter, but I wouldn't, I would love to see if you were able to get 100% attached and currently there's an opportunity there for that. So, that's also unrealistic, but there's clearly an opportunity where this could be a very real business and a real contributor to, to your...

Marco Fregenal

We are, we are very, we are very excited about the future of Verus Title and very blessed to have him as part of our team. Paul is a great leader. And so, it's a it's a, it's a great acquisition.

Josh Harley

There's actually a report or research report done by in the news and 1000watt Consulting. It's a couple of years ago. And you can find it if you Google it, that actually talked about attach rates of both mortgage and title, title tends to be much, much greater attach rate than the mortgages, because with mortgage, you're going to be pushing for cash, I've got this great lender, I love this lender. But the consumer ultimately picks you, that is it's a much bigger part of their life, right? But with title, I think it’s six [indiscernible] like a change how much they, how much they have to pay to close on a deal. So, if the agent says this is who I want to use it. So I recommend use like, okay, whatever you say, right? If so, our goal, really, our job is to just teach our agents on the buyer side to write in our title company on the contract. And on the listing side to fight for our company. So most, most agents don't have a relationship with a or they might have a relationship, but they don't have a financial relationship with the title company, because title companies can't pay agents to send business over.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

15

So, while an agent may say I really like this company over here, Capital Title, whoever, they're not going to die on the hill, to make sure that that company gets the deal. But if we can show our agents that there's real value as you use our company, it hopefully brings more revenue, and that revenue hopefully generates higher stock value, which means your stock is worth more, right? If we can show them the value that’s in the business over and build those relationships, I do think we have a very strong attach rate.

And then the numbers Marco gave he's, he's ultra, ultra-conservative, so I’m really excited about what we can accomplish. But, take a look at that, because I think it'll be enlightening. You'll see I think you'll see that the companies that operate as a franchise struggle on both the mortar side and the title side, and with their, with their attach rate. But we don't operate as a franchise, right? So we can have a little bit more control on that. So I think we'll be able to do much better than some of the competition's been doing.

Greg Kitt

Thank you. I'm very excited about your opportunity to capture more dollars per transaction. And I'm looking forward to seeing if there are any other ancillary services that you can attach, you mentioned mortgage insurance and lead generation or lead sales to agents. With that, I'll just say thank you very much and we're very excited shareholders, and good luck for the rest of the year.

Marco Fregenal

Thank you. Thank you.

Operator

And our last question will come from Kris Tuttle with IPO Candy. Please go ahead.

Josh Harley

Hi Kris.

Kris Tuttle

Hi, thanks. Thanks guys. And you sound justifiably happy as a really public company. So, I did have one question also on the title business. And my question is basically, who actually sort of is the decision like the buyer or decision maker for that business? And in some cases, I imagined in some states, the company who's leading the charge on the mortgage sometimes may make that choice. But I wanted to understand a little bit better, like, what percentage do you think of agents are involved in that decision process with the consumer versus mortgage companies, or lawyers, or that kind of thing?

Josh Harley

Yes, so that's a fantastic question. And it's, there's a lot of misunderstanding, because ultimately, it really depends on the contract itself. But the contract may say that the seller is going to pay for the time, right. They own the home, they're basically ensuring that, it is what we say it is. So, oftentimes, the seller will pay for the insurance, pay for the title, insurance, but the buyers have to live with it. So, the buyers say no, no, I've got to live with it. No, I want to use mine. So, in that case, the sellers could say, I want to use mine because I'm having to pay for it, the buyer say no, he's mine, just live with it. And while that sounds good and fair, that's not what really happens. What really happens is the, the listing agent will put in the MLS, here's the recommended title company. And by the way, this is bizarre, but you know how most people pick the title company, most pages, pick the title company, based on whichever one has the location that's closest to the house that their closing on. That's it.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern

16

Kris Tuttle

Right, yes.

Josh Harley

There's no there's no emotional tie to it, there's no....nothing like that. Just, it's convenient. Well, with Verus we can compete with that, because we can come to you, it's actually even more convenient. Don't go to the title office, risk COVID or whatever...we're going to come to you, through remote closings, and so forth. So, we're going to come back to make it even easier than before. So, ultimately what happens is, the seller, the listing agent will put in MLS, here's the title company recommended. However, the buyer agent is the one who actually writes the contract. And so, in the contract, there's a place you can fill in the preferred title company. So, either they can just copy what's on the MLS, or they can fill in the blank with who they want. That's why we've got to do the job of teaching our agents to fill in the blank with Verus Title. And then showing them demonstrating why and building those relationships to really, really force that in.

And so, if we are on the buyer side, it's easy because we can fill in the blanks, right? If I work on the seller side, the listing agent may get a contract that comes in that says, Fidelity Title. And the agent says you know guys, we want to use Verus because of AB&C, they're going to come to us, we're going to make it easier. So, we want this. The buyer's agent just says, okay. We're fighting right now on price and these inspection report issues, I'm not going [indiscernible] before and die on the hill over who the title company is. I'm indifferent, I'm being paid and the clients not paying any more or less. So why do I care? Hopefully, does that help?

Kris Tuttle

Okay. Yes, I understand that much better. And I'm sure I'll be learning more. So, appreciate that. And, again, congratulations and we'll look forward to talking to you again soon.

Company Representative

Thank you. Appreciate you.

Josh Harley

Thank you.

Operator

Ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to Josh Harley for any closing remarks.

CONCLUSION

Josh Harley

Thank you so much. And thank you everyone for your support and of our mission to revolutionize the residential real estate market. We'll continue to work hard for you. We will never lose sight on our long-term goal of growing shareholder value. Marco and I look forward to updating our next quarter's call. In fact, we're all excited for the next call. So thank you again for spending this time with us today. And of course, have a happy Thanksgiving. God bless.

Operator

The conference has now concluded thank you for attending today's presentation. You may now disconnect.

Fathom Holdings Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern